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                          Independent Auditors' Consent


To the Shareholders and Board of Directors of the Smith Barney Appreciation Fund Inc.:


We consent to the incorporation by reference, in these Prospectus and Statement of Additional Information, of our report dated February 8, 2002, on the statement of assets and liabilities for the Smith Barney Appreciation Fund Inc. (the "Fund ") as of December 31, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.


We also consent to the references to our firm under the headings "Financial Highlights" in these Prospectuses and "Independent Auditors" in the Statement of Additional Information.



                                                            KPMG LLP



New York, New York
April 18, 2002